UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2006

Shoe Pavilion, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-23669	94-3289691
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

13245 Riverside Drive, Suite 450
Sherman Oaks, California    91423
(Address of principal executive offices including zip code)

(818) 907 9975
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

Amendment of Wells Fargo Retail Finance Loan and Security Agreement

     On March 15, 2006, Shoe Pavilion Corporation (the "Borrower"), the wholly-owned subsidiary of Shoe Pavilion, Inc. (the "Company") entered into Amendment Number Four of the Loan and Security Agreement, dated as of March 15, 2006, by and between the Borrower and Wells Fargo Retail Finance, LLC ("Wells Fargo"). Amendment Number Four further amends the Loan and Securities Agreement dated April 18, 2003, and as previously amended on September 24, 2004, May 12, 2005 and August 11, 2005 (the "Revolving Credit Facility").

     Amendment Number Four, which extends the term of the Revolving Credit Facility from July 31, 2009 to April 18, 2011, provides for a "Maximum Revolver Amount" of $20.0 million. This amount may be increased at the Borrower's option up to a maximum of $30.0 million, so long as no "Event of Default" (as defined in the Revolving Credit Facility) has occurred and is continuing or would result therefrom and upon payment of an "accordion fee" of .25% of the amount by which the Borrower requests that the revolver be increased. The "Minimum Available Reserve" that must be maintained under the Revolving Credit Facility is 7.5% times the Maximum Revolver Amount then in effect. Amendment Number Four provides for an increase of the annual "Capital Expenditures" limit (as defined in the Revolving Credit Facility) from $3.0 million to $10 million, plus an additional $3.0 million for Capital Lease Obligations (as defined in the Revolving Credit Facility); provided, however, that Wells Fargo may increase or decrease the Capital Expenditures amount based upon the Borrower's annual projections. Amendment Number Four also amends certain other material terms or definitions in the Revolving Credit Facility, including "Applicable Prepayment Premium," "Base Rate Margin," "Change in Control," "LIBOR Rate Margin" and "Margin Pricing Grid." A copy of Amendment Number Four to the Revolving Credit Facility is filed as an exhibit to this Form 8-K and is incorporated herein by this reference.

2006 Management Incentive Plan

     On March 20, 2006, the Company's Compensation Committee adopted the 2006 Management Incentive Plan (the "Incentive Plan"). The purpose of the Incentive Plan is to encourage superior employee performance by recognizing and rewarding (i) members of management who deliver exceptional performance that favorably impacts the Company's financial results; and (ii) individual and team efforts that help the Company exceed its performance goals. Under the Incentive Plan each participant is eligible to receive a cash bonus based upon a pre-determined percentage of the participant's annual base salary. In addition to requiring that a participant achieve specific pre-determined goals, the Company must also have earned adjusted pretax income in fiscal year 2006 in excess of a specified amount in order for any cash bonuses to be paid under the Incentive Plan.

Item 8.01    Other Events

     On February 8, 2006, the Company's Compensation Committee adopted certain technical changes to its 1998 Equity Incentive Plan and its Nonemployee Director Stock Option Plan. The amendments to the 1998 Equity Incentive Plan include limiting the Compensation Committee's exercise price discretion to avoid the possible imposition of penalties and immediate taxation that could be charged to an optionee, providing for inclusion of Internal Revenue Code Section 162(m) limitation on annual awards, adding a cashless exercise provision, providing for acceleration of vesting of options or other stock awards upon a change of control and providing for an escrow until restricted stock, if issued under the plan, is vested. The Nonemployee Director Stock Option Plan was also amended to include acceleration of option vesting upon a change of control. Copies of both of the amended and restated plans are filed as exhibits to this Form 8-K and are incorporated herein by this reference.

Item 9.01.    Exhibits.
Exhibit	Description
10.1	Amendment Number Four to Loan and Security Agreement between Shoe Pavilion Corporation and Wells Fargo Retail Finance, LLC, dated as of March 15, 2006
10.2	Amended and Restated 1998 Equity Incentive Plan, effective as of March 15, 2006
10.3	Amended and Restated Nonemployee Director Plan, effective as of March 15, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 21, 2006

Shoe Pavilion, Inc.

By: /s/ Neil T. Watanabe

Name: Neil T. Watanabe
Title: Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
10.1	Amendment Number Four to Loan and Security Agreement between Shoe Pavilion Corporation and Wells Fargo Retail Finance, LLC, dated as of March 15, 2006 Also provided in PDF format as a courtesy.
10.2	Amended and Restated 1998 Equity Incentive Plan, effective as of March 15, 2006 Also provided in PDF format as a courtesy.
10.3	Amended and Restated 1998 Equity Incentive Plan, effective as of March 15, 2006 Also provided in PDF format as a courtesy.